Exhibit (99.1)

EASTMAN KODAK COMPANY

Contacts presse:
Ketchum Paris - 01 53 32 55 92
Eric Maillard - eric.maillard@ketchum.fr
Saliha Idir - saliha.idir@ketchum.fr
                                        	Press Information




Laboratoires Kodak continue to reorganize their operations in France



Paris, September, 7 - Laboratoires Kodak announced they will present their employee representative committee with a project of Job Safeguard Plan ("Plan de Sauvegarde de l'Emploi" - PSE) as part of the transfer of the laboratories manufacturing operations, leading to the closure of laboratories in Caudan (33 employees), Poitiers (42 employees), Seclin (58 employees), Ville (25 employees) and Vitrolles (61 employees). The production will be transfered towards the 6 laboratories of the group that still exist in France. Employee representative committee will be presented the project on September 15, specifying that the above mentioned labs will cease operation at the end of 2004.
The JSP project for all the employees working on these sites provides relocation opportunities allowing them to end up their work agreement in another laboratory of the Kodak group. Also, a reassignment unit will be quickly set up and Kodak will give priority to pre retirement.


Current market context

This action is driven by a fundamental, structural change in the imaging industry worldwide: consumer preferences are changing and demand for traditional products like film and paper has fallen with the rise of digital photography. Faced with this transition, Eastman Kodak Company announced their increased focus on digital products on a global basis, as of September 2003. Reaffirmed by Dan Carp, Chief Executive of Eastman Kodak Company, on January 22, 2004, this new strategy requires new investment priorities and a global program to reduce worldwide employment between 12-15,000 people over three years.

The decline of the traditional film business caused a significant decrease of revenues in France, where the demand for processing services in laboratories dropped by almost 45% within 15 months: film processing and traditional picture printing.

In addition, development of digital photography, where Kodak is one of the market leaders and enjoying much success, does not fully compensate for the decline in the traditional photography market. Digital products are much less people and capital intensive than the manufacture and processing of most traditional products.

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Kodak strategy is in line with a global commitment to help maintain the high scope and quality of Kodak professional and consumer products and services. Eastman Kodak Company is committed to maintaining its strong growth in the digital market. In 2004 the group achieved the number four position as a global leader of the digital camera market and ranked second in the United States.


Kodak organization in France

                              GROUPE KODAK SA
                             CEO: Yves Touchot


KODAK INDUSTRIES SAS        KODAK-PATHE SAS         LABORATOIRES KODAK SAS
Chairman:                   Chairman:               Chairman:
  Jean-Pierre Martel          Yves Touchot            Christine Fildier

Plant of Chalon sur         Sales and marketing     Processing labs
 Saone




About Eastman Kodak Company and infoimaging

Kodak is the leader in helping people take, share, print and view images - for memories, for information, for entertainment. The company is a major participant in infoimaging, a $385 billion industry composed of devices (digital cameras and flat-panel displays), infrastructure (online networks and delivery systems for images) and services & media (software, film and paper enabling people to access, analyze and print images). With sales of $13.3 billion in 2003, the company comprises several businesses: Health, supplying the healthcare industry with traditional and digital image capture and output products and services; Graphic Communications Group, offering on-demand color printing and networking publishing systems consisting of three wholly owned subsidiaries: Encad, Inc., NexPress Solutions, and Kodak Versamark; Commercial Imaging, offering image capture, output and storage products and services to businesses and government; Display & Components, which designs and manufactures state-of-the-art organic light-emitting diode displays as well as other specialty materials, and delivers optics and imaging sensors to original equipment manufacturers; and Digital & Film Imaging Systems, providing consumers, professionals and cinematographers with digital and traditional products and services.



2004